Exhibit 10.1

June 10, 2014

Mr. Ryan Robinson

413 Wynstone Drive

Wexford, PA 15090

dadx05@gmail.com

Dear Ryan,

We are pleased to extend our offer for you to serve as the Senior Vice President and Chief Financial Officer of Sears Hometown and Outlet Stores, Inc. (“SHO”). You will report to Bruce Johnson, Chief Executive Officer and President of SHO. Your start date will be June 16, 2014 (“your start date”). This offer letter memorializes the terms of employment that have been mutually agreed to by you and SHO.

The	key elements of your employment and compensation are as follows:

1.	Your base salary is $500,000 per year.

2.	You are eligible to participate in SHO’s Annual Incentive Plan (“SHO AIP”) with an annual incentive opportunity of 75% of your base salary, beginning with SHO’s 2014 fiscal year and subject to paragraph 4 below. With respect to each SHO AIP award made to you in the sole discretion of the Compensation Committee of SHO’s Board of Directors (the “Compensation Committee”) and in accordance with and subject to the SHO AIP (including without limitation Section 2.2(a) of the SHO AIP), incentive earned and payable will be paid by April 15th of the following fiscal year, provided that you are actively employed by SHO as of the payment date. Further details regarding SHO AIP awards will be provided to you at the time of grant.

3.	You are eligible to participate in SHO’s Long-Term Incentive Program (“SHO LTIP”) with an incentive opportunity of 100% of your base salary, beginning with SHO’s 2015 fiscal year. If management recommends to the Compensation Committee that it make a SHO LTIP award to any of its “Named Executive Officers” with respect to SHO’s 2015 fiscal year management will recommend to the Compensation Committee that it make an award to you for that year with a value no less than 100% of your base salary. With respect to each SHO LTIP award made in the sole discretion of the Compensation Committee and in accordance with and subject to the SHO LTIP, incentive earned and payable will be paid in accordance with the terms of the award, provided that you are actively employed by SHO as of the payment date. Further details regarding SHO LTIP awards will be provided to you at the time of grant.

4.

With respect to SHO’s 2014 fiscal year you will receive either, at your election, (a) a one-time $250,000 cash incentive award (less required deductions and withholdings and less the amount, if any, payable to you in accordance with the SHO AIP for 2014 (but the deduction will not cause the payment to be less than $0)) or (b) the amount, if any, payable to you in accordance with the SHO AIP for 2014 plus a one-time $250,000 restricted stock award. You will make your election of either alternative (a) or alternative (b) no later than your start date. If you elect alternative (a), SHO will pay the specified amount to you by April 15, 2015 but only if you have been actively employed by SHO through January 31, 2015. If you elect alternative (b), then (w) you will receive payment of your SHO AIP award for 2014 at the same time as SHO AIP award payments are made to SHO executives generally, (x) the number of shares of restricted stock will be determined by the NASDAQ last sale price of SHO common stock on the first trading day preceding your start date, (y) you will forfeit the award if you have not been continuously employed by SHO through the third anniversary of your start date, and (z) the award will be granted to you pursuant, and subject, to the terms and conditions of SHO’s Amended and Restated 2012 Stock Plan and SHO’s form of Restricted Stock Agreement.

5.	You will receive $250,000 to be used to offset expenses incurred by you and expenses incurred by SHO with respect to the sale of your current home, the purchase of a new home in the Chicago area, house-hunting trips, moving household goods, and for related items in your discretion. We will work with you and a third-party relocation-services provider to be selected by SHO to implement commercially reasonable arrangements for relocation assistance that will take in account your circumstances. Further details regarding relocation assistance will be provided to you.

If you voluntarily terminate your employment prior to the first anniversary of your start date other than for Good Reason (as defined in the Executive Severance Agreement attached to this offer letter) or if prior to that date SHO terminates your employment for Cause (as defined in the Executive Severance Agreement), you will repay to SHO all relocation assistance paid or reimbursed to you and all relocation assistance incurred by SHO no later than the 30th day following your last day of work. Your repayment obligation will include all taxes withheld for such amounts except to the extent (a) prohibited by law or (b) SHO administratively recovers taxes withheld including via reimbursement, or credit for SHO’s benefit, from the applicable government authority.

6.	You will receive a special cash retention bonus of $300,000. SHO will pay $100,000 of this bonus to you as soon as administratively possible after your start date, $100,000 of this bonus to you on the first anniversary of your start date if you have been actively employed by SHO through that date, and $100,000 of this bonus to you on the second anniversary of your start date if you have been actively employed by SHO through that date. SHO will make all required deductions and withholdings from the three payments.

If you voluntarily terminate your employment other than for Good Reason prior to the first anniversary of your start date or if prior to the first anniversary of your start date SHO terminates your employment for Cause, you will repay to SHO the full amount of the special cash retention bonus no later than the 30th day following your last day of work. Your repayment obligation will include all taxes withheld for such amounts except to the extent (a) prohibited by law or (b) SHO administratively recovers taxes withheld including via reimbursement, or credit for SHO’s benefit, from the applicable government authority.

7.

You represent and warrant to SHO that (a) you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to perform as SHO’s Senior Vice President, Chief Financial Officer or any other position with SHO or any of its affiliates, and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as already disclosed to and approved by SHO. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHO, such consent not to be unreasonably withheld. Further, you continue to agree to refrain from disclosing or using, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

8.	You acknowledge that as a condition of your employment you will execute and deliver to SHO prior to the commencement of your employment with SHO the Executive Severance Agreement substantially in the form attached with all modifications that are necessary to implement the terms of this offer letter.

9.	You are eligible to receive four weeks paid vacation. You are also eligible for six paid National Holidays each year and up to four personal days per year.

10.	You are eligible to participate in all retirement, health, and welfare programs made available or sponsored by SHO on a basis no less favorable than other SHO executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

11.	This offer letter is subject to the approval of SHO’s Board of Directors, which approval management will seek to obtain on or before June 13, 2014. SHO is required by the rules of the Securities and Exchange Commission to make public disclosures regarding your employment by SHO and the terms and conditions of this offer letter if it is executed by SHO and you, and to thereafter file this offer letter as an exhibit to appropriate SEC reports that will be publicly available.

12.	The laws of the State of Illinois (without regard to its conflicts-of-law principles) govern this offer letter.

We look forward to you starting your new position and to your success with SHO. This offer is contingent on your successful completion of a criminal background check. By signing where indicated below, you accept this position and the terms, subject to the conditions described above.

[Signatures on the next page]

Sincerely,

/s/ W. BRUCE JOHNSON
W. Bruce Johnson
Chief Executive Officer and President
Sears Hometown and Outlet Stores, Inc.

Enclosure

Accepted and agreed to as of the date first stated above:

/s/ RYAN ROBINSON
Ryan Robinson

4